Filed Pursuant to Rule 424(b)(3)

File No. 333-233501

Prospectus Supplement dated June 18, 2024

to the Class T Shares (PTDEX) and Class W Shares (PWDEX) of Beneficial Interest

Prospectus dated September 1, 2023

The Board of Trustees of PREDEX (the "Fund") and a shareholder representing a majority of shares have approved a reorganization the Fund with and into the USQ Core Real Estate Fund. Class T and Class W shareholders of PREDEX will receive Class IS shares of the USQ Core Real Estate Fund. The reorganization is subject to certain closing conditions as well as Securities and Exchange Commission approval of an Information Statement/Prospectus describing the reorganization. The reorganization is expected to close in August or September 2024.

The funds are substantially similar and more information, in preliminary form, about the reorganization is available in a Preliminary Information Statement/Prospectus filed with the Securities and Exchange Commission and available at https://www.sec.gov/Archives/edgar/data/1691570/000089418924003639/usq_n148c.htm. Following Securities and Exchange Commission approval of the Information Statement/Prospectus describing the reorganization, shareholders will be sent a definitive Information Statement/Prospectus that will provide additional information about the reorganization.

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The Fund’s Class T&W Prospectus and Statement of Additional Information, each dated September 1, 2023, have been filed with the Securities and Exchange Commission and are incorporated by reference. These documents can be obtained without charge by calling toll-free 1-877-940-7202; by mail at PREDEX, c/o Ultimus Fund Solutions, LLC, 4221 North 203rd Street, Suite 100, Elkhorn, Nebraska 68022; by visiting the SEC's website at http://www.sec.gov; or by visiting the Fund's website at https://www.USQ.com/strategies/PREDEX-fund.